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                                                                     EXHIBIT 2.1

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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                             CONEXANT SYSTEMS, INC.,
                             a Delaware corporation;


                            STEAM ACQUISITION CORP.,
                             a Delaware corporation;

                                       and


                                 HOTRAIL, INC.,
                            a California corporation




                            -------------------------

                            Dated as of June 27, 2000

                            -------------------------


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                                TABLE OF CONTENTS

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SECTION 1. DESCRIPTION OF TRANSACTION........................................1

         1.1  Merger of Merger Sub into the Company..........................1

         1.2  Effect of the Merger...........................................1

         1.3  Closing; Effective Time........................................1

         1.4  Articles of Incorporation; Directors and Officers..............2

         1.5  Conversion of Shares...........................................2

         1.6  Stock Options..................................................3

         1.7  Closing of the Company's Transfer Books........................5

         1.8  Exchange of Certificates; Escrow Shares........................5

         1.9  Dissenting Shares..............................................6

         1.10 Tax Consequences...............................................6

         1.11 Accounting Treatment...........................................7

         1.12 Further Action.................................................7

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................7

         2.1  Due Organization; No Subsidiaries; Etc.........................7

         2.2  Articles of Incorporation and Bylaws; Records..................7

         2.3  Capitalization, Etc............................................8

         2.4  Financial Statements...........................................9

         2.5  Absence of Changes............................................10

         2.6  Title to Assets...............................................11

         2.7  Equipment.....................................................12

         2.8  Title to Real Property........................................12

         2.9  Intellectual Property.........................................12

         2.10 Contracts.....................................................14

         2.11 Liabilities...................................................16

         2.12 Compliance with Legal Requirements............................16

         2.13 Governmental Authorizations...................................17

         2.14 Tax Matters...................................................17

         2.15 Employee and Labor Matters; Benefit Plans.....................18

         2.16 Environmental Matters.........................................20

         2.17 Insurance.....................................................21


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                         TABLE OF CONTENTS (Continued)

                                                                           PAGE
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         2.18 Related Party Transactions....................................21

         2.19 Legal Proceedings; Orders.....................................21

         2.20 Authority; Binding Nature of Agreement........................22

         2.21 Non-Contravention; Consents...................................22

         2.22 Full Disclosure...............................................23

         2.23 Vote Required.................................................23

         2.24 No Brokers....................................................23

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........24

         3.1  Corporate Existence and Power.................................24

         3.2  Authority; Binding Nature of Agreement........................24

         3.3  SEC Filings; Financial Statements.............................24

         3.4  Capitalization................................................25

         3.5  Valid Issuance................................................25

         3.6  Non-Contravention.............................................25

SECTION 4. CERTAIN COVENANTS OF THE COMPANY.................................25

         4.1  Access and Investigation......................................25

         4.2  Operation of the Company's Business...........................26

         4.3  Notification; Updates to Disclosure Schedule..................27

         4.4  No Negotiation................................................28

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES..............................29

         5.1  Filings and Consents..........................................29

         5.2  Company Shareholders' Meeting; Written Consents; Delivery
                of Certificates.............................................29

         5.3  Exercise of Warrants..........................................30

         5.4  Public Announcements..........................................30

         5.5  Reasonable Efforts............................................30

         5.6  Tax Matters...................................................30

         5.7  Termination of Agreements.....................................30

         5.8  FIRPTA Matters................................................31


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                         TABLE OF CONTENTS (Continued)

                                                                           PAGE
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SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.....31

         6.1  Accuracy of Representations...................................31

         6.2  Performance of Covenants......................................31

         6.3  Shareholder Approval..........................................32

         6.4  Consents......................................................32

         6.5  Employees.....................................................32

         6.6  Agreements and Documents......................................32

         6.7  Absence of Material Adverse Effect............................33

         6.8  Company Warrants..............................................33

         6.9  FIRPTA Compliance.............................................33

         6.10 Listing.......................................................33

         6.11 No Restraints.................................................33

         6.12 No Legal Proceedings..........................................33

         6.13 Rule 506 Exemption............................................33

         6.14 Tax Opinion...................................................33

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY...............34

         7.1  Accuracy of Representations...................................34

         7.2  Performance of Covenants......................................34

         7.3  Shareholder Approval..........................................34

         7.4  Agreements and Documents......................................34

         7.5  Listing.......................................................35

         7.6  Absence of Material Adverse Effect............................35

         7.7  No Restraints.................................................35

         7.8  Tax Opinion...................................................35

SECTION 8. TERMINATION......................................................35

         8.1  Termination Events............................................35

         8.2  Termination Procedures........................................36

         8.3  Effect of Termination.........................................36

SECTION 9. INDEMNIFICATION, ETC.............................................37

         9.1  Survival of Representations, Etc..............................37

         9.2  Indemnification...............................................39

         9.3  Exclusive Remedy..............................................40

         9.4  No Contribution...............................................40

         9.5  Defense of Third Party Claims.................................40

         9.6  Other Limitations.............................................41


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                         TABLE OF CONTENTS (Continued)

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SECTION 10. MISCELLANEOUS PROVISIONS........................................41

         10.1 Shareholders' Agents..........................................41

         10.2 Further Assurances............................................42

         10.3 Fees and Expenses.............................................42

         10.4 Attorneys' Fees...............................................42

         10.5 Notices.......................................................42

         10.6 Time of the Essence...........................................43

         10.7 Headings......................................................43

         10.8 Counterparts..................................................43

         10.9 Governing Law.................................................43

         10.10 Successors and Assigns.......................................43

         10.11 Remedies Cumulative; Specific Performance....................44

         10.12 Waiver.......................................................44

         10.13 Amendments...................................................44

         10.14 Severability.................................................44

         10.15 Parties in Interest..........................................44

         10.16 Entire Agreement.............................................44

         10.17 Waiver of Jury Trial.........................................45

         10.18 Disclosure Schedule..........................................45

         10.19 Waiver of Rights of First Refusal............................45

         10.20 Construction.................................................45


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                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of June 27, 2000, by and among CONEXANT SYSTEMS, INC., a Delaware corporation ("Parent"); STEAM ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and HOTRAIL, INC., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the California General Corporation Law and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase."

         C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

         D. Contemporaneously with the execution and delivery of this Agreement, certain holders of voting capital stock of the Company are executing and delivering to Parent a voting agreement (a "Voting Agreement") of even date herewith substantially in the form of EXHIBIT B.

                                    AGREEMENT

         The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law and the Delaware General Corporation Law.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Palo Alto,


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California 94306 at 10:00 a.m. (or at such other time as Parent and the Company may agree) on a date to be designated by Parent as soon as practicable after the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 6 and 7. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger (in the form attached hereto as EXHIBIT N) conforming to the requirements of the California General Corporation Law shall be filed with the Secretary of State of the State of California and a properly executed certificate of merger (in the form attached hereto as EXHIBIT O) conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the later of the time the agreement of merger is filed with the Secretary of State of the State of California or the time the certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

         1.4 ARTICLES OF INCORPORATION; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

             (a) the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in the form of EXHIBIT M; and

             (b) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent prior to the Closing.

         1.5 CONVERSION OF SHARES.

             (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

                 (i) each share of the common stock (no par value per share) of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of Parent Common Stock equal to the Exchange Ratio; and

                 (ii) each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

             (b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.


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             (c) A portion of the shares of Parent Common Stock issued in the
Merger shall be delivered into escrow and held as specified in Section 1.8.

             (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

             (e) For purposes of this Agreement:

                 (i) The "Aggregate Common Number" shall be the sum of (A) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; (B) the total number of shares of Company Common Stock that are issuable upon the conversion of any shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time; (C) the total number of shares of Company Common Stock that are issuable upon the conversion of any shares of Company Preferred Stock that are issuable upon the exercise in full of all warrants to acquire shares of Company Preferred Stock that are outstanding immediately prior to the Effective Time; and (D) the total number of shares of Company capital stock that are issuable upon the conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Company capital stock that are outstanding immediately prior to the Effective Time other than convertible securities or warrants referred to in clauses "(B)" or "(C)" of this sentence; provided, however, that notwithstanding anything to the contrary contained in this paragraph, no shares, warrants, options or rights shall be counted more than one time in calculating the "Aggregate Common Number."

                 (ii) "Calculated Stock Price" shall mean the average of the closing prices of a share of Parent Common Stock, as reported by Nasdaq, for the ten trading days immediately preceding the Closing Date.

                 (iii) "Exchange Ratio" shall mean the quotient obtained by dividing (A) the Merger Consideration by (B) the Aggregate Common Number.

                 (iv) "Merger Consideration" shall mean the number of shares of Parent Common Stock equal to the amount by which (A) 7,855,000, exceeds
         (B) the number determined by dividing the Excess Transaction Expenses, if any, at the Effective Time, by the Calculated Stock Price.

         1.6 STOCK OPTIONS.

             (a) At the Effective Time, each option to purchase shares of capital stock of the Company that is then outstanding, whether vested or unvested (a "Company Option"), shall be assumed by Parent. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by


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Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. Notwithstanding anything to the contrary contained in this
Section 1.6, in lieu of assuming outstanding Company Options in accordance with
Section 1.6, Parent may, at its election, cause such outstanding Company Options to be replaced by issuing substantially equivalent replacement stock options in substitution therefor. The Company and Parent shall take all action that may be necessary (under the 1997 Stock Plan, the 2000 Equity Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed or substituted Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed or substituted Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed or substituted Company Option. Parent shall file with the SEC, as soon as practicable (and in any event within 30 days) after the Closing Date, a registration statement on Form S-8 registering the Parent Common Stock issuable upon exercise of all Company Options assumed or substituted by Parent pursuant to this Section 1.6.

             (b) At the Effective Time, any Company Warrant that is then outstanding shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the instrument by which such Company Warrant is evidenced. All rights with respect to Company Common Stock under outstanding Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time,
(i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Warrant shall be equal to the number of shares of Company Capital Stock that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Warrant shall be determined by dividing the exercise price per share of Company Capital Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Warrant shall continue in full force and effect, and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that each such assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.


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         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time,
holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

         1.8 EXCHANGE OF CERTIFICATES; ESCROW SHARES.

             (a) At or as soon as practicable after the Effective Time, Parent shall (i) deliver to each Merger Shareholder a certificate representing 90 percent of the number of whole shares of Parent Common Stock that such Merger Shareholder has the right to receive pursuant to the provisions of Section 1.5 and (ii) deliver to the escrow agent under the Escrow Agreement substantially in the form of EXHIBIT C (the "Escrow Agreement"), on behalf of the Merger Shareholders (but in the name of the Escrow Agent), a certificate representing 10 percent of the number of whole shares of Parent Common Stock that the Merger Shareholders have the right to receive pursuant to the provisions of Section 1.5, rounded down to the nearest whole share, (the "Escrow Shares"). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

             (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

             (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing sale price of a share of Parent Common Stock as reported on the Nasdaq National Market on the Closing Date.


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             (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

             (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 DISSENTING SHARES.

             (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section
1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

             (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to the California Corporations Code and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California Corporations Code and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

         1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.


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

         1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "purchase."

         1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule, the Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

         2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

             (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and corporate authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts. The Company is qualified as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Company.

             (b) Part 2.1(b) of the Disclosure Schedule accurately sets forth
(i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors and (iii) the names and titles of the Company's officers.

             (c) Other than investments of excess cash in investment grade securities ("Investment Securities"), the Company does not own, beneficially or otherwise, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

         2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the Company's articles of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including, without limitation, any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There is currently no violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee


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

of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

         2.3 CAPITALIZATION, ETC.

             (a) As of the date of this Agreement, the authorized capital stock of the company consists of: (i) 60,000,000 shares of Common Stock, of which 6,996,118 shares are issued and outstanding and (ii) 25,265,887 shares of Preferred Stock, 7,465,887 of which are designated as "Series A Preferred Stock," 7,200,887 of which are issued and outstanding, and 11,800,000 of which are designated as "Series B Preferred Stock," 11,737,023 of which are issued and outstanding and 6,000,000 of which are designated as "Series C Preferred Stock," 5,454,545 of which are issued and outstanding. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. The Company has never declared, paid or distributed any cash or other dividends with respect to any shares of capital stock.

             (b) As of the date of this Agreement, the Company has reserved 4,800,324 shares of Company Common Stock for issuance under its 1997 Equity Incentive Plan (the "1997 Stock Plan") to employees, advisory board members, officers or directors of, or consultants to, the Company, of which options to acquire 4,149,797 shares of Company Common Stock have been granted and are outstanding. As of the date of this Agreement, the Company has reserved an additional 2,300,000 shares of Company Common Stock for issuance under its 2000 Equity Plan (the "2000 Equity Plan") to employees, advisory board members, officers or directors of, or consultants to, the Company, and to strategic partners and employees of the same, of which options to acquire 2,217,718 shares of Company Common Stock have been granted and are outstanding and 50,000 shares have been issued pursuant to bonus awards. As of the date of this Agreement, the Company has reserved an additional (i) 73,500 shares of Company Common Stock for issuance upon exercise of Company Common Stock Warrants, (ii) 265,000 shares of Series A Preferred Stock for issuance upon exercise of Company Series A Warrants and (iii) 62,977 shares of Series B Preferred Stock for issuance upon exercise of Company Series B Warrants. The Company has delivered to Parent accurate and complete copies of the Company Warrants. As of the date of this Agreement, the exercise price of the Company Common Stock Warrants is $0.30 and $0.45 per share. As of the date of this Agreement, the exercise price of the Company Series A Warrants is $1.00 per share. As of the date of this Agreement, the exercise price of the Company Series B Warrants is $1.31 per share. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code.

             (c) All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth in Part 2.3(c) of the Disclosure Schedule, as of the date of this Agreement, there are no preemptive rights applicable to any shares of capital stock of the Company.

             (d) Except as set forth in Section 2.3(a) or Section 2.3(b) or in
Part 2.3(d) of the Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from the Company any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation of the Company that is or will become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or will become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of capital stock or other securities of the Company.

             (e) Except as set forth in Part 2.3(e) of the Disclosure Schedule, the Company has not repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities within the year prior to the date hereof. All securities so reacquired by the Company were reacquired in compliance in all material respects with (i) all applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

         2.4 FINANCIAL STATEMENTS.

             (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                 (i) the audited balance sheets of the Company as of June 30,
             1999 and 1998 and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto; and

                 (ii) the unaudited balance sheet of the Company as of May 31,
             2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the eleven months then ended.

             (b) The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i) cash flows) of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.)

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule or as required in performance of this Agreement, since May 31, 2000 to the date of this Agreement:

             (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

             (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

             (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

             (d) the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

             (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1997 Stock Plan, (ii) any provision of its 2000 Equity Plan, (iii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or
(iv) any restricted stock purchase agreement;

             (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

             (g) the Company has not formed any subsidiary or except for Investment Securities acquired any equity or other interest in any other Entity;

             (h) the Company has not made any capital expenditure that, when added to all other capital expenditures made on behalf of the Company since May 31, 2000, exceeds $100,000;

             (i) the Company has not amended or prematurely terminated, or waived any material right or remedy under, any such Contract that is or would constitute a Material Contract (as defined in Section 2.10(a));

             (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person or (iii) waived or relinquished any right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

             (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

             (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of assets made in the ordinary course of business and consistent with the Company's past practices;

             (m) the Company has not (i) lent money to any Person (other than pursuant to routine expense advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money;

             (n) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

             (o) the Company has not made any Tax election;

             (p) the Company has not commenced or settled any Legal Proceeding;

             (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

             (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

         2.6 TITLE TO ASSETS.

             (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of the assets purported to be owned by the Company are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable and (y) liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

             (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

         2.7 EQUIPMENT. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

         2.8 TITLE TO REAL PROPERTY. The Company does not own any real property or interests in real property other than leasehold interests in real property.
Part 2.8 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company ("Leased Real Property"). The Company has good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except (i) leases, subleases and similar agreements set forth in Part 2.8 of the Disclosure Schedule, (ii) easements, covenants, rights-of-way and other similar restrictions of record that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

         2.9 INTELLECTUAL PROPERTY.

             (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset owned by the Company that is material to the present or planned business of the Company, including, without limitation, the development, manufacturing or use of any products currently marketed, sold or under development by the Company, or any component of any such products. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing or future royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person and is material to the present or planned business of the Company, including, without limitation, the development, manufacturing or use of any products currently marketed, sold, or under development by the Company or any component of any such products (except for any software program that is licensed to the Company for its internal use, other than in connection with the development of its products, under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good and valid title to all of the Company Proprietary Assets identified or required to be identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Company Proprietary Asset subject thereto or materially impair the present or planned business of the Company, including, without limitation, the development, manufacturing or use of any products currently marketed, sold or under development by the Company or any component of any such products. The Company has a valid right to use and otherwise exploit all Proprietary Assets identified or required to be identified in Part 2.9(a)(iii) of the Disclosure Schedule in accordance with the applicable Company Contracts. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights. Except as set forth in
Part 2.9(a)(v) of the Disclosure Schedule, there is no Company Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset owned by or exclusively licensed to the Company.

             (b) The Company has not failed to register any of its copyrights or maskworks relating to the products developed or currently being developed by or on behalf of the Company. The Company has filed all applications and registrations, made all payments, and taken all other actions, in each case in a timely and correct manner, necessary to establish, secure and maintain the Company Proprietary Assets identified or required to be identified in Part 2.9(a)(i) of the Disclosure Schedule, and all such Company Proprietary Assets are valid and subsisting. No Legal Proceeding is pending or, to the best of the knowledge of the Company, threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability or use by the Company of any Company Proprietary Asset identified or required to be identified in Part 2.9(a)(i) of the Disclosure Schedule. None of the Company or its employees, consultants, independent contractors, agents, or representatives has published any information or taken any other action that would or could reasonably be expected to jeopardize the Company's ability to obtain patent rights in any jurisdiction worldwide in any patentable invention, method, process or technology developed, created, or reduced to practice by or on behalf of the Company. The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets (it being understood that the representation in this sentence is not being made with respect to third party software programs licensed to the Company for its internal use). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Disclosure Schedule,
(i) each current or former employee of the Company who is or was involved in, or who has contributed to, the creation or development of any Company Proprietary Asset has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Proprietary Rights and Confidentiality Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to the Company who is or was involved in, or who has contributed to, the creation or development of any Company Proprietary Asset has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Proprietary Rights and Confidentiality Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset.

             (c) None of the Company Proprietary Assets infringes, misappropriates or makes unlawful use of any Proprietary Asset owned by any other Person (it being understood that the representation in this sentence is not being made with respect to third party software programs licensed to the Company for its internal use). The Company is not infringing, misappropriating, or making any unlawful use of, and the Company has not at any time infringed, misappropriated, or made any unlawful use of, or received any notice or other communication of any actual or alleged infringement, misappropriation, or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating, or making any unlawful use of any Company Proprietary Asset owned by or exclusively licensed to the Company.

             (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted and is currently planned to be conducted. Except as set forth in Part 2.9(d) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of Company Proprietary Assets owned by the Company or to transact business in any market or geographical area or with any Person.

             (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, the Company's computer systems and other applicable Company Proprietary Assets are Year 2000 Compliant (it being understood that the representation in this sentence is not being made with respect to third party intellectual property licensed to the Company for its internal use).

             (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, the Company has not used the materials licensed from IBM pursuant to the IBM Design Kit License Agreement dated as of October 1, 1998 to design any of the Company's products (including any products currently under development).

         2.10 CONTRACTS.

              (a) Part 2.10(a) of the Disclosure Schedule identifies:

                  (i) each Company Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, except for Company Contracts with respect to any employee, consultant or independent contractor who has executed and delivered to the Company an agreement that is substantially identical to the standard forms of offer letter, independent contractor agreement or consulting services agreement attached as exhibits to Part 2.10(a) of the Disclosure Schedule, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any Person, or (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment) in excess of $50,000 to any Person;

                  (ii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (C) to develop, sell, supply, distribute, offer, support or service any product or technology to or for any other Person or (D) to transact business or deal in any other manner with any other Person;

                  (iii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                  (iv) each Company Contract (other than Investment Securities, Company Contracts evidencing Company Options and Company Warrants) relating to the acquisition, issuance or transfer of any securities;

                  (v) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                  (vi) each Company Contract with any Related Party (as defined in Section 2.18);

                  (vii) each Company Contract relating to (A) the license of any patent, copyright, trade secret or other Proprietary Asset to or from the Company, or (B) the development of any Proprietary Asset;

                  (viii) each Company Contract granting rights to manufacture, produce, assemble, license, market, or sell the Company's current or planned products to any other Person or otherwise restricting the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its current or planned products;

                  (ix) each Company Contract relating to indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business or indemnification obligations with officers or directors under the Company's standard agreement therefor);

                  (x) each Company Contract (A) to which any Governmental body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental body;

                  (xi) each Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate or (B) the performance of services having a value in excess of $100,000 in the aggregate, in each case other than Contracts that have a term of less than 60 days or that may be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                  (xii) each Company Contract that is material to the business of the Company.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

              (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure
Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

              (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

                  (i) the Company has not violated or breached in any material respect, or committed any default under, any Material Contract that has not been cured, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract that has not been cured;

                  (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract,
         (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract in any material respect;

                  (iii) since January 1, 1998 to the date of this Agreement, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract that has not been cured; and

                  (iv) the Company has not waived any of its material rights under any Material Contract.

         2.11 LIABILITIES. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for:
(a) liabilities reflected in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) liabilities incurred by the Company since the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with the past practices of the Company and which do not exceed $200,000 in the aggregate; (c) liabilities under the Material Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contract and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.12 of the Disclosure Schedule, since January 1, 1998 to the date of this Agreement, the Company has not received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement that has not been satisfied in all material respects.

         2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since January 1, 1998, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization that has not been cured, in either clause (a) or (b), in all material respects.

         2.14 TAX MATTERS.

              (a) Each of the Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

              (b) The Company has never been a subchapter "S" corporation.

              (c) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through May 31, 2000 in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from May 31, 2000 through the Closing Date.

              (d) No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

              (e) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). The Company will not be required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has not made any distribution of stock of any controlled corporation, as that term is defined in Code Section 355(a)(1).

              (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

         2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

              (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the "Employee Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company. Part 2.15(a) also identifies each Legal Requirement pursuant to which the Company is required to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction.

              (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of the Company (a "Pension Plan").

              (c) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of the Company (a "Welfare Plan").

              (d) With respect to each Employee Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including, without limitation, service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

              (e) The Company neither is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA). The Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

              (f) The Company has no plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of the Company.

              (g) No Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of the Company after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code).

              (h) With respect to any Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code

("COBRA") have been complied with in all material respects. Part 2.15(h) of the Disclosure Schedule describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA.

              (i) Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including, without limitation, ERISA, the Code and applicable foreign Legal Requirements. The Company has performed all of its obligations under the Employee Plans.

              (j) Each of the Employee Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such determination.

              (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.15(k) of the Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

              (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Company are "at will" employees.

              (m) Part 2.15(m) of the Disclosure Schedule identifies each employee of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

              (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment.

              (o) The Company has good labor relations, and the Company has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company, or (ii) any of the employees of the Company intends to terminate his or her employment with the Company.

         2.16 ENVIRONMENTAL MATTERS. The Company (a) is in compliance in all material respects with all applicable Environmental Laws, and (b) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. Since January 1, 1998 to the date of this Agreement, the Company has not received any notice or other communication, whether from a

Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the best of the knowledge of the Company, since January 1, 1998 to the date of this Agreement, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. There has been no release or discharge of any Materials of Environmental Concern that would or would reasonably be expected to give rise to an obligation by the Company to effect any environmental cleanup or remediation.

         2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company, identifies any material claims made thereunder, and includes a summary of the deductibles under each such insurance policy. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 1998, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, or (b) refusal of any coverage or rejection of any claim under any insurance policy.

         2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company; (c) no Related Party has any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the shareholders of more than 10% of the fully diluted capital stock of the Company; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family (i.e., spouse and children) of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling voting, proprietary or equity interest.)

         2.19 LEGAL PROCEEDINGS; ORDERS.

              (a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the best of the knowledge of the Company, no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

              (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

              (c) There is no order, writ, injunction, judgment or decree naming the Company to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, none of the shareholders of the Company is named in any order, writ, injunction, judgment or decree that relates to the business of the Company or to any of the assets owned or used by the Company.

         2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. Other than a requirement to obtain shareholder consent to the transactions contemplated hereby, the Company has the absolute and unrestricted corporate power and corporate authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or similar matter, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the possible unenforceability of the indemnification and contribution provisions of this Agreement to the extent enforcement of such provisions are contrary to public policy or indemnify a party against liability for future conduct or the party's own fraud or wrongful or negligent acts or omissions or result in contribution that is not in accord with the proportionate culpability of the parties.

         2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor
(2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, does in any material respect directly or indirectly (with or without notice or lapse of time):

              (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of the Company or
(ii) any resolution adopted by the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company;

              (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

              (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

              (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify any such Material Contract; or

              (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be, required to make any filing with, or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         2.22 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

         2.23 VOTE REQUIRED. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock, voting separately as a class and (ii) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class (the "Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the principal terms of the Merger and the other transactions contemplated by this Agreement.

         2.24 NO BROKERS. Except for BankBoston Robertson Stephens, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The total of all fees, commissions and other amounts that have been paid by the Company to BankBoston Robertson Stephens and all fees, commissions and other amounts that may become payable to BankBoston Robertson Stephens by the Company if the Merger is consummated will not exceed the amounts specified in the letter agreement between BankBoston Robertson Stephens and the Company that was executed on behalf of the Company on May 31, 2000. The Company has furnished to Parent an accurate and complete copy of the letter agreement referred to in this Section 2.24, and there are no other agreements under which any fees, commissions or other amounts have been paid or may become payable, or under which the Company may have or incur any indemnification or other obligation, to BankBoston Robertson Stephens or any of its affiliates. Except for BankBoston Robertson Stephens, Fenwick & West LLP, General Counsel Associates LLP, Bennett Smith, Beans Plus, Inc. and PricewaterhouseCoopers LLP, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

         3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and corporate authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations. All of the outstanding shares of capital stock of Merger Sub are owned by Parent.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors and the stockholder of Merger Sub. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or similar matters and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 SEC FILINGS; FINANCIAL STATEMENTS.

             (a) Parent has delivered or otherwise made available to the Company accurate and complete copies (excluding copies of exhibits) of Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and December 31, 1999, Final Proxy Statement dated January 3, 2000 and Annual Report on Form 10-K for the year ended September 30, 1999 (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

         3.4 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock of Parent. As of June 21, 2000, 218,598,274 shares of Parent Common Stock were issued and outstanding (excluding treasury shares). As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

         3.5 VALID ISSUANCE. Subject to Section 1.5, the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

         3.6 NON-CONTRAVENTION. Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time, or both) result in a termination, breach or violation in any material respect of (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) any instrument or contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, or (iii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent or Merger Sub or their respective assets or properties, other than, with respect to (i), (ii) and
(iii), any such termination, breach or violation that would not have a Material Adverse Effect on Parent.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

         4.2 OPERATION OF THE COMPANY'S BUSINESS. Except as contemplated by, or necessary to the performance of, this Agreement or as set forth in Part 4.2 of the Disclosure Schedule, during the Pre-Closing Period:

             (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

             (b) the Company shall use its best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

             (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

             (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and the Company shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

             (e) the Company shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (A) to grant options to purchase shares of Company Common Stock to employees hired by the Company after the date of this Agreement in the ordinary course of business and consistent with past practices, (B) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, (C) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, (D) to issue shares of Company Common Stock upon the exercise or net exercise of Company Common Stock Warrants, (E) to issue shares of Series A Preferred Stock upon the exercise or net exercise of Company Series A Warrants, and (F) to issue shares of Series B Preferred Stock upon the exercise or net exercise of Company Series B Warrants);

             (f) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 1997 Stock Plan, (ii) any provision of its 2000 Equity Plan, (iii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iv) any provision of any restricted stock purchase agreement;

             (g) the Company shall not amend or permit the adoption of any amendment to the articles of incorporation or bylaws of the Company, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

             (h) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity other than Investment Securities;

             (i) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000 in the aggregate;

             (j) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

             (k) the Company shall not (i) lend money to any Person (except that the Company may make routine expense advances to employees in the ordinary course of business consistent with past practices) or (ii) incur or guarantee any indebtedness for borrowed money;

             (l) the Company shall not (i) establish, adopt or amend any Employee Plan, (ii) other than in the ordinary course of business consistent with past practices, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for employee wage and salary increases pursuant to the Company's annual employee wage and salary merit increases to be completed in June 2000, which increases, in the aggregate, shall not exceed 6% of the average compensation for such employees for the fiscal year ending June 30, 2000) or (iii) hire any new employee at the level of vice president or above;

             (m) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

             (n) the Company shall not make any Tax election;

             (o) the Company shall not commence or settle any Legal Proceeding; and

             (p) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(o)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(d)" through "(p)" above if Parent gives its prior written consent to the taking of such action by the Company.

         4.3 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

             (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;
(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

             (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No update to the Disclosure Schedule shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied, unless Parent and the Company mutually agree in writing that such update shall supplement or amend the Disclosure Schedule for such purposes. Parent and the Company agree to act reasonably and in good faith in determining whether, as a result of the information contained in any update to the Disclosure Schedule, the condition set forth in Section 6.1 has been satisfied (it being understood that (A) if the Company and Parent, acting reasonably and in good faith, agree that as a result of the information contained in any update to the Disclosure Schedule, the condition set forth in Section 6.1 has not been satisfied, and Parent proceeds with the Closing, then Parent will be deemed to have waived its rights to obtain indemnification under Section 9 with respect to such information, and (B) if the Company and Parent, acting reasonably and in good faith, do not agree as to whether as a result of the information contained in any update to the Disclosure Schedule, the condition set forth in Section 6.1 has been satisfied, and Parent proceeds with the Closing, then Parent will not be deemed to have waived its rights to obtain indemnification under Section 9 with respect to such information).

         4.4 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not, directly or indirectly:

             (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

             (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

             (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its affiliates during the Pre-Closing Period. The Company also shall promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall (upon request) promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

         5.2 COMPANY SHAREHOLDERS' MEETING; WRITTEN CONSENTS; DELIVERY OF CERTIFICATES.

             (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare (and the Company shall fully cooperate with Parent in connection with the preparation of) an Information Statement relating to the approval of the Merger by the Company's shareholders (the "Information Statement"). The Company shall cause to be provided to Parent such information relating to the Company and its shareholders as may be required pursuant to Rules 502 and 506 under the Securities Act. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the principal terms of the Merger and this Agreement (the "Company Shareholders' Meeting"). In lieu of calling and holding the Company Shareholders' Meeting, the Company may solicit written consents of the shareholders of the Company in accordance with the applicable requirements of the California General Corporation Law for the purpose of permitting the shareholders of the Company to vote upon and approve the principal terms of the Merger and this Agreement. The Company shall cause a copy of the Information Statement to be delivered to each shareholder of the Company who is entitled to vote at the Company Shareholders' Meeting or to act by written consent. As promptly as practicable after the delivery of copies of the Information Statement to all shareholders entitled to vote at the Company Shareholders' Meeting or to act by written consent, the Company shall use its best efforts (i) to solicit from each such shareholder a proxy or written consent (in the event the Company has elected to solicit written consents in lieu of a meeting) in favor of the approval of the principal terms of the Merger and this Agreement,
(ii) to cause each such shareholder who is not an "accredited investor" (as defined in Rule 501 under the Securities Act) to identify in writing a person reasonably acceptable to Parent as his or her "purchaser representative" (as defined in Rule 501 under the Securities Act) in connection with evaluating the merits and risks of investing in Parent Common Stock and (iii) to cause each such shareholder to execute and deliver to Parent a Shareholder Representation Letter in the form of EXHIBIT D-1 or D-2 hereto.

             (b) The Company shall use its best efforts to cause each Merger Shareholder to surrender to Parent at the Closing, all certificates representing Company Capital Stock (properly endorsed for transfer), together with an accurately and fully completed letter of transmittal in a form to be provided to each Merger Shareholder by Parent.

         5.3 EXERCISE OF WARRANTS. At or prior to the Closing, the Company shall use its best efforts to cause the holders of Company Warrants to exercise or net exercise the Company Warrants in accordance with their respective terms.

         5.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent and (b) Parent will consult with the Company prior to issuing any press release or making any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement.

         5.5 REASONABLE EFFORTS. During the Pre-Closing Period, (a) the Company shall use its reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) Parent and Merger Sub shall use their reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

         5.6 TAX MATTERS. Prior to the mailing of the Information Statement to the Company's shareholders, Parent and the Company shall execute and deliver to Cooley Godward LLP and to Fenwick & West LLP tax representation letters in substantially the form of EXHIBIT E (which will be used in connection with the legal opinions contemplated by Sections 6.15 and 7.9).

         5.7 TERMINATION OF AGREEMENTS. The Company shall use its best efforts to cause the following agreements to be terminated prior to the Closing:

             (a) Third Amended and Restated Investors' Rights Agreement dated as of February 25, 2000, by and among the Company, certain investors of the Company and certain shareholders of the Company;

             (b) Third Amended and Restated Right of Refusal and Co-Sale Agreement dated as of February 25, 2000, by and among the Company, certain investors of the Company and certain shareholders of the Company;

             (c) Third Amended and Restated Voting Agreement dated as of February 25, 2000, by and among the Company, certain investors of the Company and certain shareholders of the Company;

             (d) Letter Agreement dated November 24, 1998 between Poseidon Technology, Inc. and Chase Venture Capital Associates, LP;

             (e) Letter Agreement dated November 24, 1998 between Poseidon Technology, Inc. and Woodside Fund III SBIC, L.P.;

             (f) Letter Agreement dated February 25, 2000 between the Company and Wasserstein Adelson Ventures, L.P.; and

             (g) all of the Company Warrants except the Company Warrants referred to in Part 6.8 of the Disclosure Schedule.

         5.8 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a FIRPTA statement (in the form of EXHIBIT F hereto) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS.

             (a) All of the Company's representations and warranties in this Agreement that contain "Material Adverse Effect" or other "materiality" or similar qualifiers (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement, and (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate (as stated above) as of such particular time) shall be accurate (as stated above) as of the Closing Date as if made on and as of the Closing Date.

             (b) All of the Company's representations and warranties in this Agreement that do not contain "Material Adverse Effect" or other "materiality" or similar qualifiers (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger and this Agreement shall have been duly approved by the shareholders of the Company by the Required Vote.

         6.4 CONSENTS. The Consents identified in Part 6.4 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

         6.5 EMPLOYEES. None of the individuals identified on EXHIBIT G-1, no more than 90% (rounded up to the nearest whole number) of the individuals identified on EXHIBIT G-2, and no more than 75% (rounded up to the nearest whole number) of the individuals identified on EXHIBIT G-3, shall have ceased to be employed by, or shall have expressed an intention to terminate their employment with, the Company.

         6.6 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

             (a) Employment and Noncompetition Agreements in the form of EXHIBIT H, executed by the individuals identified on EXHIBIT I;

             (b) a FIRPTA Statement in the form of EXHIBIT F, executed by the Company;

             (c) Shareholder Representation Letters in the form of EXHIBITS D-1 or D-2, as applicable, executed by each of the Merger Shareholders;

             (d) a Registration Rights Agreement in the form of EXHIBIT J, executed by the Shareholders' Agents;

             (e) the Escrow Agreement, executed by the Shareholders' Agents and the Escrow Agent;

             (f) a legal opinion of Fenwick & West LLP, dated as of the Closing Date, in the form of Exhibit K;

             (g) a certificate executed by the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.5 have been duly satisfied (the "Company's Closing Certificate");

             (h) an agreement of merger executed by the Company to be filed with the Secretary of State of the State of California in accordance with Section 1.3 and a certificate of merger executed by the Company to be filed with the Secretary of State of the State of Delaware in accordance with Section 1.3;

             (i) written resignations of all directors and officers of the Company, effective as of the Closing Date; and

             (j) written acknowledgements from the Company's Counsel, the Company's Accountants and the Company's Financial Advisors setting forth the total amount of fees, costs and expenses payable to the Company's Counsel, the Company's Accountants and the Company's Financial Advisors, respectively, in connection with all services provided by such advisors with respect to the transactions contemplated by this Agreement.

         6.7 ABSENCE OF MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company.

         6.8 COMPANY WARRANTS. Parent shall have received assurances reasonably satisfactory to it that, except as set forth in Part 6.8 of the Disclosure Schedule, all Company Warrants shall have been net exercised or exercised and terminated.

         6.9 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.8(b).

         6.10 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

         6.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         6.12 NO LEGAL PROCEEDINGS. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding involving Parent
(a) challenging or seeking the recovery of a material amount of damages in connection with the Merger, or (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company (it being understood that if Parent waives the condition contained in this Section 6.12 and proceeds with the Closing, then Parent shall not be entitled to obtain indemnification pursuant to Section 9 with respect to the waiver of such condition).

         6.13 RULE 506 EXEMPTION. The issuance of Parent Common Stock to the Merger Shareholders shall be exempt from registration under the Securities Act pursuant to Rule 506 under the Securities Act (it being understood that if Parent waives the condition contained in this Section 6.13 and proceeds with the Closing, then Parent shall not be entitled to obtain indemnification pursuant to
Section 9 with respect to the failure to satisfy such condition).

         6.14 TAX OPINION. Parent shall have received a written opinion from Cooley Godward LLP, in customary form, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied if Fenwick & West LLP renders such opinion to such party. In rendering the opinion contemplated by this Section, counsel may make reasonable assumptions and rely upon reasonable representations and certificates of Parent, Merger Sub and the Company, including, without limitation, the tax representation letters in the form of EXHIBIT E.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS.

             (a) All of Parent's and Merger Sub's representations and warranties in this Agreement that contain "Material Adverse Effect" or other "materiality" or similar qualifiers (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement, and (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate (as stated above) as of such particular time) shall be accurate (as stated above) as of the Closing Date as if made on and as of the Closing Date.

             (b) All of Parent's and Merger Sub's representations and warranties in this Agreement that do not contain "Material Adverse Effect" or other "materiality" or similar qualifiers (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         7.3 SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the shareholders of the Company by the Required Vote.

         7.4 AGREEMENTS AND DOCUMENTS. The Company shall have received the following documents, each of which shall be in full force and effect:

             (a) a Registration Rights Agreement in the form of EXHIBIT J, executed by Parent;

             (b) Employment and Noncompetition Agreements in the form of EXHIBIT H, with the individuals identified on EXHIBIT I, executed by Parent;

             (c) the Escrow Agreement, executed by Parent;

             (d) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of EXHIBIT L; and

             (e) a certificate executed by Parent and Merger Sub containing the representations and warranties of Parent and Merger Sub that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied ("Parent's Closing Certificate").

         7.5 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

         7.6 ABSENCE OF MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent or Merger Sub, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

         7.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         7.8 TAX OPINION. The Company shall have received a written opinion from Fenwick & West LLP, in customary form, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Fenwick & West LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion to such party. In rendering the opinion contemplated by this Section, counsel may make reasonable assumptions and rely upon reasonable representations and certificates of Parent, Merger Sub and the Company, including, without limitation, the tax representation letters in the form of EXHIBIT E.

SECTION 8. TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing (whether before or after approval of this Agreement and the principal terms of the Merger by the Company's shareholders):

             (a) by Parent if the Closing has not taken place on or before September 30, 2000 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

             (b) by the Company if the Closing has not taken place on or before September 30, 2000 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

             (c) by mutual written consent of Parent and the Company;

             (d) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

             (e) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied, or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section
6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach; or

             (f) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section
7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach.

         8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(d) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (i) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior material breach by such party of any representation, warranty or covenant contained in, or other provision of, this Agreement; (ii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (iii) the parties shall, in all events, remain bound by and continue to be subject to Section 5.4.

SECTION 9. INDEMNIFICATION, ETC.

         9.1 SURVIVAL OF REPRESENTATIONS, ETC.

             (a) Subject to Sections 9.1(b), 9.1(c) and 9.1(g), the representations and warranties made by the Company in this Agreement (including, without limitation, the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the first anniversary of the Closing Date (the "Termination Date"); provided, however, that if, at any time prior to the Termination Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agents a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

             (b) Subject to Section 9.1(g), the representations and warranties made by the Company in Section 2.9, Section 2.14, Section 2.20 and Section 2.21 shall survive the Closing and shall expire on the second anniversary of the Closing Date; provided, however, that if, at any time prior to the second anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agents a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Section 2.9, Section 2.14, Section 2.20 or Section 2.21 (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the second anniversary of the Closing Date until such time as such claim is fully and finally resolved.

             (c) Subject to Section 9.1(g), the representations and warranties made by the Company in Section 2.3 shall survive the Closing and shall expire on the earlier to occur of the fifth anniversary of the Closing Date or the expiration of the applicable statute of limitations period (the "Expiration Date"); provided, however, that if, at any time prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agents a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Section 2.3 (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

             (d) Subject to Section 9.1(g): (i) the representations and warranties made by Parent and Merger Sub in Section 3.1 and in any other part of this Agreement other than Sections 3.2 through 3.6, shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, a claim is made (in good faith) alleging the existence of an inaccuracy in or a breach of such representations and warranties made by Parent or Merger Sub (and setting forth in reasonable detail the basis for such claimant's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim is fully and finally resolved; (ii) the representations and warranties made by Parent and Merger Sub in Section 3.2, Section 3.5 and Section 3.6 shall survive the Closing and shall expire on the second anniversary of the Closing Date; provided, however, that if, at any time prior to the second anniversary of the Closing Date, a claim is made (in good faith) alleging the existence of an inaccuracy in or a breach of such representations and warranties made by Parent or Merger Sub (and setting forth in reasonable detail the basis for such claimant's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the second anniversary of the Closing Date until such time as such claim is fully and finally resolved; (iii) the representations and warranties made by Parent and Merger Sub in Section 3.4 shall survive the Closing and shall expire on the earlier to occur of the fifth anniversary of the Closing Date or the expiration of the applicable statute of limitations period; provided, however, that if, at any time prior to the earlier to occur of the fifth anniversary of the Closing Date or the expiration of the applicable statute of limitations, a claim is made (in good faith) alleging the existence of an inaccuracy in or a breach of such representations and warranties made by Parent or Merger Sub (and setting forth in reasonable detail the basis for such claimant's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the earlier to occur of the fifth anniversary of the Closing Date or the expiration of the applicable statute of limitations until such time as such claim is fully and finally resolved; and
(iv) the representations and warranties made by Parent and Merger Sub in Section
3.3 shall terminate and expire as of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease (it being understood that nothing in this clause "(iv)" shall limit the rights of any Merger Shareholder under Rule 10b-5 under the Exchange Act or under any similar provision of any state or federal law).

             (e) Except to the extent that accurate information was set forth in the Disclosure Schedule as a qualification to a particular representation or warranty that is relevant to the Damages claimed, and except as provided in the last two sentences of Section 4.3(b), the representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

             (f) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

             (g) The limitations set forth in Sections 9.1(a), (b), (c) and (d) shall not apply in the case of a Person's own intentional misrepresentation or fraud.

         9.2 INDEMNIFICATION.

             (a) INDEMNIFICATION BY SHAREHOLDERS. From and after the Closing Date (but subject to Section 9.1(a), 9.1(b), 9.1(c), 9.2(b), 9.3 and 9.6), the shareholders of the Company who shall have received, or shall be entitled to receive, Parent Common Stock pursuant to Section 1.5 (the "Indemnitors"), jointly and severally during the period during which Escrow Shares are held in the Escrow Account and severally but not jointly subsequent to the period during which Escrow Shares are held in the Escrow Account, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) to the extent that they are a result of: (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement; (ii) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time); (iii) any breach of any covenant or obligation of the Company in this Agreement to be performed prior to the Closing (including, without limitation, the covenants set forth in Sections 4 and 5); (iv) any claim or demand made by the Company's Counsel, the Company's Financial Advisors or the Company's Accountants with respect to fees, costs and expenses payable to them in connection with the transactions contemplated by this Agreement to the extent that such fees, costs and expenses constitute Excess Transaction Expenses and exceed the Excess Transaction Expenses used in determining the Merger Consideration; (v) any matter described in the last paragraph of Part 2.19(a) of the Disclosure Schedule; or (vi) any Legal Proceeding relating to (y) any inaccuracy or breach of the type referred to in clause "(i)," "(ii)" or "(iii)" above or (z) any claim, demand or matter of the type referred to in clause "(iv)" or "(v)" above (including with respect to each of clause "(y)" and clause "(z)" of this clause "(vi)," any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

             (b) THRESHOLD. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in this Agreement or the matters referred to in clause "(v)" and clause "(vi)" (as clause "(vi)" relates to clauses "(i)," "(ii)," and "(v)") of Section 9.2(a) until such time as the total amount of all Damages (including, without limitation, the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate. (If the total amount of such Damages exceeds $500,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages).

             (c) EXCLUSIONS FROM LIMITATIONS. The limitations that are set forth in Sections 9.2(b) shall not apply in the case of a Person's own intentional misrepresentation or fraud.

         9.3 EXCLUSIVE REMEDY.

             (a) With the exception of (i) claims relating to any inaccuracy in or breach of a representation or warranty set forth in Sections 2.3, 2.9, 2.14,
2.20 and 2.21 or (ii) claims relating to any willful or intentional breach by the Company of any of its covenants hereunder (for which, in each case referred to in clauses "(i)" or "(ii)" of this Section 9.3(a), the Escrow Shares shall not be Parent's exclusive remedy), from and after the Closing, recourse of Parent to the Escrow Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and the other Indemnitees for monetary damages under the indemnification provisions contained in, and for any breach of, this Agreement.

             (b) With respect to claims relating to any inaccuracy in or breach of a representation or warranty set forth in any of Sections 2.3, 2.9, 2.14,
2.20 or 2.21 (for which the Indemnitees will proceed against the Escrow Account prior to proceeding directly against the Indemnitors), the total liability of the Indemnitors in the aggregate, when added to the monetary damages, if any, paid to the Indemnitees out of the Escrow pursuant to the terms of this Agreement and the Escrow Agreement, shall not exceed 20% of the aggregate Stipulated Value (as defined in the Escrow Agreement) of the shares of Parent Common Stock issued to the Indemnitors pursuant to Section 1.5.

             (c) The limitations that are set forth in Sections 9.3(a) and 9.3(b) shall not apply in the case of a Person's own intentional misrepresentation or fraud.

         9.4 NO CONTRIBUTION. No shareholder of the Company shall have any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

         9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, the Company, Parent or any other Person) with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

             (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively from the Escrow Shares;

             (b) each Indemnitor shall make available to Parent any documents and materials in his or its possession or control that may be reasonably necessary to the defense of such claim or Legal Proceeding; and

             (c) Parent shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Shareholders' Agents; provided, however, that such consent shall not be unreasonably withheld or delayed.

Parent shall give the Shareholders' Agents notice of the commencement of any such claim or Legal Proceeding against Parent, Merger Sub or the Company promptly after Parent becomes aware of such claims or Legal Proceeding; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agents shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Shareholders' Agents may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Shareholders' Agents may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

         9.6 OTHER LIMITATIONS. No Indemnitee will be entitled to be indemnified pursuant to this Section 9: (a) with respect to any obligation, liability or matter to the extent reserves or accruals for such matter are properly reflected in the Unaudited Interim Balance Sheet; (b) to the extent any obligation, liability or matter, including with respect to environmental remediation and clean-up, arises under any law or regulation or interpretations of any law or regulation that first arise or are first promulgated or announced after the Closing Date that would create liability not otherwise expressly provided for in this Agreement; (c) with respect to any breach of representations relating to tax matters, to the extent arising from any tax determinations, allocations or positions of Parent or the Surviving Corporation after the Closing that are materially different from those of the Company prior to the Closing, unless it is asserted by a Governmental Body that the Company's determinations, allocations or positions were incorrect or improperly made; or (d) with respect to increases in Taxes for calendar years 1993, 1994, 1995 and 1996, to the extent that in the year in which the Taxes have been so increased, there would have been Tax carryforwards or Tax carrybacks available to shelter any such increase.

SECTION 10. MISCELLANEOUS PROVISIONS

         10.1 SHAREHOLDERS' AGENTS. If this Agreement and the principal terms of the Merger are approved by the Required Vote, the Merger Shareholders shall be deemed to have irrevocably appointed Gordon Campbell and Donald R. Shriner as their agents for purposes of Section 9 and for purposes of acting on behalf of the Merger Shareholders pursuant to the terms of the Escrow Agreement and Registration Rights Agreement being delivered in connection with the transactions contemplated by this Agreement (the "Shareholders' Agents"). Each of the Shareholders' Agents shall have the authority to act on behalf of the Merger Shareholders in his individual capacity, provided the Shareholders' Agents have consulted with each other. Parent shall be entitled to deal exclusively with the Shareholders' Agents on all matters relating to Section 9 and on all matters contemplated by the Escrow Agreement and the Registration Rights Agreement referred to above, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Shareholders' Agents, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Shareholders' Agents, as fully binding upon such Indemnitor. If one of the Shareholders' Agents shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agents" for purposes of Section 9 and this Section 10.1. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agents shall be deemed to refer to the Indemnitors.

         10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         10.3 FEES AND EXPENSES. Subject to Sections 1.5 and 9.2(a), each party to this Agreement shall bear and pay all fees, costs and expenses (including, without limitation, legal fees, financial advisor fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

         10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) two business days after sent by registered mail, by courier or express delivery service to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

                  IF TO PARENT OR MERGER SUB:

                  Conexant Systems, Inc.
                  4311 Jamboree Road
                  Newport Beach, CA 92660
                  Attention: Chief Financial Officer, with a copy
                             to General Counsel

                  WITH A COPY TO:

                  Cooley Godward LLP
                  3000 El Camino Real
                  Five Palo Alto Square
                  Palo Alto, CA  94306
                  Attention:  Keith A. Flaum

                  IF TO THE COMPANY:

                  HotRail, Inc.
                  2075 Zanker Road
                  San Jose, CA  95131
                  Attention: Chief Executive Officer

                  with a copy to:

                  Fenwick & West LLP
                  Two Palo Alto Square
                  Palo Alto, CA  94306
                  Attention: Gail E. Suniga

                  IF TO THE SHAREHOLDERS' AGENTS:

                  Gordon Campbell
                  Techfarm
                  200 W. Evelyn Ave. #100
                  Mountain View, CA  94041

                  and to:

                  Donald R. Shriner
                  2297 Winged Foot Road
                  Half Moon Bay, CA  94019

         10.6 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         10.7 HEADINGS. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

         10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its indemnification rights under Section 9, in whole or in part, to any other Person without obtaining the consent or approval of the Company's shareholders or of any other Person.

         10.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that: (a) in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

         10.12 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in writing, duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a writing, duly executed and delivered on behalf of all of the parties hereto.

         10.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.15 PARTIES IN INTEREST. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Company's shareholders and the respective successors and assigns of the foregoing.

         10.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement executed on behalf of Parent and the Company on April 26, 2000 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

         10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.18 DISCLOSURE SCHEDULE. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and all other applicable representations and warranties to which the relevancy of such disclosure is readily apparent.

         10.19 WAIVER OF RIGHTS OF FIRST REFUSAL. The Company waives its right of first refusal with respect to the transactions contemplated by this Agreement under the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of February 25, 2000 among the Company and certain investors and shareholders of the Company and any similar rights under any other agreement to which the Company is a party.

         10.20 CONSTRUCTION.

             (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

             (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

             (c) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedule" and "Exhibits" are intended to refer to Sections of this Agreement and Schedule and Exhibits to this Agreement.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                      CONEXANT SYSTEMS, INC.,
                                      a Delaware corporation

                                      By: /s/ Balakrishnan S. Iyer
                                      ------------------------------------------
                                      Its: Senior Vice President and
                                           Chief Financial Officer
                                      Print Name: Balakrishnan S. Iyer


                                      STEAM ACQUISITION CORP.,
                                      a Delaware corporation

                                      By: /s/ Balakrishnan S. Iyer
                                      ------------------------------------------
                                      Its: Vice President
                                      Print Name: Balakrishnan S. Iyer


                                      HOTRAIL, INC.,
                                      a California corporation

                                      By: /s/ Donald R. Shriner
                                      ------------------------------------------
                                      Its: President and Chief Executive Officer
                                      Print Name: Donald R. Shriner

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

             (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

             (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than common stock, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices) or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company, which transaction could reasonably be expected to result in the holders of the Company's capital stock immediately before such transaction holding capital stock representing less than 80% of the voting power of the Company; or

             (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company, which transaction could reasonably be expected to result in the holders of the Company's capital stock immediately before such transaction holding capital stock representing less than 80% of the voting power of the Company.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         COMPANY CAPITAL STOCK. "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

         COMPANY COMMON STOCK WARRANTS. "Company Common Stock Warrants" shall mean warrants to purchase shares of Company Common Stock.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

         COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         COMPANY SERIES A WARRANTS. "Company Series A Warrants" shall mean warrants to purchase shares of Series A Preferred Stock.

         COMPANY SERIES B WARRANTS. "Company Series B Warrants" shall mean warrants to purchase shares of Series B Preferred Stock.

         COMPANY WARRANTS. "Company Warrants" shall mean the warrants to purchase shares of capital stock of the Company.

         COMPANY'S ACCOUNTANTS. "Company's Accountants" shall mean PricewaterhouseCoopers LLP and any other accountant(s) that have provided services to or on behalf of the Company in connection with the transactions contemplated by this Agreement.

         COMPANY'S COUNSEL. "Company's Counsel" shall mean Fenwick & West LLP, General Counsel Associates LLP and any other legal counsel that has provided services to or on behalf of the Company in connection with the transactions contemplated by this Agreement.

         COMPANY'S FINANCIAL ADVISORS. "Company's Financial Advisors" shall mean BankBoston Robertson Stephens, Bennett Smith, Beans Plus, Inc., and any other financial advisor(s) that has provided services to or on behalf of the Company in connection with the transactions contemplated by this Agreement.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including, without limitation, any Governmental Authorization) other than under the HSR Act.

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" include, without limitation, any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including, without limitation, reasonable attorneys' fees), charge, cost (including, without limitation, costs of investigation) or expense of any nature.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company. Such schedule may be updated as provided in the Agreement.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including, without limitation, any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         EXCESS TRANSACTION EXPENSES. "Excess Transaction Expenses" shall mean the amount by which the sum of the following exceeds $6,000,000: (A) all fees and expenses payable to the Company's Counsel and incurred in connection with the transactions contemplated by this Agreement; (B) all fees and expenses payable to the Company's Accountants and incurred in connection with the transactions contemplated by this Agreement; (C) all fees and expenses payable to the Company's Financial Advisors and incurred in connection with the transactions contemplated by this Agreement; and (D) all fees or other amounts payable by the Company to any advisor (other than Company's Counsel, Company's Accountants or Company's Financial Advisors) incurred in connection with the transactions contemplated by this Agreement.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including, without limitation, any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future parent or subsidiary (including Merger
Sub); (c) the respective

Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and
(d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the shareholders of the Company are not deemed to be "Indemnitees."

         KNOWLEDGE; BEST OF KNOWLEDGE. Information shall be deemed to be known to the "best of knowledge" or "to the knowledge" of the Company if that information is actually known by any officer or director of the Company, or by Walter Wang or Kewei Yang.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including, without limitation, any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body, other than the HSR Act, or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body other than the HSR Act.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement or in the Company's Closing Certificate, but for the presence of "Material Adverse Effect" or other materiality or similar qualifications, in such representations and warranties) would, or could reasonably be expected to, have a material adverse effect on the business, financial condition, assets, operations, financial performance or prospects of the Company, taken as a whole; provided, however, that with respect to the Company, a Material Adverse Effect shall not include any adverse change, circumstance or effect to the extent that
(i) it is directly attributable to a termination or modification by vendors or suppliers of their relationships with the Company as a result of the pendency of the Merger; (ii) it results directly from or relates directly to general business, economic or industry conditions; or (iii) it results directly from or relates directly to the taking of any action specifically required by this Agreement. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement or in Parent's Closing Certificate, but for the presence of "Material Adverse Effect" or other materiality or similar qualifications, in such representations and warranties) would, or could reasonably be expected to, have a material adverse effect on the business, financial condition, assets, operations, financial performance or prospects of Parent; provided, however, that with respect to Parent, a Material Adverse Effect shall not include (i) any change in the market price or trading volume of Parent's stock, in and of themselves; (ii) any adverse change, circumstance or effect to the extent it results directly from or relates directly to general business, economic or industry conditions; or (iii) any adverse change, circumstance or effect to the extent it results directly from or relates directly to the taking of any action specifically required by this Agreement.

         MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         MERGER SHAREHOLDER. "Merger Shareholder" shall mean each shareholder of the Company that does not perfect its dissenters' rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         TAX. "Tax" shall mean any tax (including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including, without limitation, any customs duty), deficiency or fee, and any related charge or amount (including, without limitation, any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including, without limitation, any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         YEAR 2000 COMPLIANT. "Year 2000 Compliant" shall mean that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than October 1, 1999; (ii) have the ability to provide date recognition for any data element without limitation; (iii) have the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000;
(iv) have the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000; (vi) have the ability to process correctly after January 1, 2000 data containing dates before that date; and (vii) have the ability to recognize all "leap years," including February 29, 2000.


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